Exhibit 10.2

John Bean Technologies Corporation 70 West Madison, Suite 4400 Chicago, IL 60602 USA Phone: 312-861-5900

September 25, 2020

Mr. Matthew Meister

[address omitted]

Re: Change in Compensation

Dear Matt:

The purpose of this letter is to address your compensation while serving as Interim Chief Financial Officer.

Effective September 24, 2020, your bi-weekly salary will be based on an annual rate of $425,000, to continue for the period you serve in the role of Interim Chief Financial Officer.

Your target percentage for the annual MIP incentive will remain at 40% . However, the Board will take into account your performance and the length of time you serve in this role when determining your 2020 MIP payout in February of 2021. The Board will also factor in these considerations when determining your February 2021 LTIP award. All of the other terms of your employment and compensation remain in effect in accordance with their terms.

The Board thanks you for your leadership by example, and we look forward to working together with you to continue managing the business and executing on our strategic priorities.

Sincerely,

Brian Deck

Interim Chief Executive Offier